EXHIBIT 99.1

GSI Technology, Inc. Reports Second Quarter Fiscal 2024 Results

SUNNYVALE, Calif., Oct. 26, 2023 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT) today reported financial results for its second fiscal quarter ended September 30, 2023.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	Sept. 30, 2023	June 30, 2023	Sept. 30, 2022	Sept. 30, 2023	Sept. 30, 2022
Net revenues	$5,708	$5,587	$8,953	$11,295	$17,862
Gross margin (%)	54.7%	54.9%	62.6%	54.8%	61.4%
Operating expenses	$7,214	$8,208	$8,807	$15,422	$18,114
Operating loss	($4,093)	($5,139)	($3,205)	($9,232)	($7,147)
Net loss	($4,055)	($5,110)	($3,228)	($9,165)	($7,204)
Net loss per share, diluted	($0.16)	($0.21)	($0.13)	($0.37)	($0.29)

Lee-Lean Shu, Chairman, and Chief Executive Officer, commented, “In recent months, we reached two significant milestones. First, the successful launch of the alpha version of our Copperhead compiler suite, a Python-based tool that fully harnesses the remarkable associative, massively parallel, non-Von-Neumann bit-processing capabilities of the Gemini APU. Second, we completed the tape-out for Gemini-II, putting us on track to have the chip back in our hands early next calendar year, with sampling scheduled for the second half of the year.”

Mr. Shu continued, “Turning to our financial results for the second quarter of fiscal 2024, revenue of $5.7 million was at the high end of our guidance. Also, it is worth noting that our second-quarter fiscal year 2023 revenue was boosted by inventory builds with several key customers, which presents a challenging year-over-year comparison. During the second quarter of fiscal 2024, we furthered our objectives to buildout our product offerings for Gemini-I. We are finalizing the plugin for Fast Vector Search, a promising development. Moreover, our successful benchmarking of a Synthetic Aperture Radar (SAR) customer’s database has progressed our engagement with this key customer. In addition, Gemini’s attributes of low power consumption and radiation tolerance position it as the ideal choice for delivering computational capabilities in future space satellites.”

Mr. Shu concluded, “In addition to our near-term activities to buildout our Gemini-I product offerings, our ongoing conversations with a key hyperscale partner are progressing. We have gained valuable insights into the requirements for Gemini-III that would align with their needs. Through this collaborative effort, we are identifying the types of partners required and the financial and engineering resources necessary to successfully design, manufacture, and launch Gemini-III. This version of the APU will boast an architecture that exceeds our performance expectations, thereby unlocking the complete capabilities of our in-memory computing for Generative of AI applications.”

Commenting on the outlook for GSI's third quarter of fiscal 2024, Mr. Shu stated, "Our current expectations for the upcoming third quarter are net revenues in a range of $5.4 million to $6.2 million, with gross margin of approximately 55% to 57%."

Second Quarter Fiscal Year 2024 Summary Financials

The Company reported a net loss of $(4.1 million), or $(0.16) per diluted share, on net revenues of $5.7 million for the second quarter of fiscal 2024, compared to a net loss of $(3.2 million), or $(0.13) per diluted share, on net revenues of $9.0 million for the second quarter of fiscal 2023 and a net loss of $(5.1 million), or $(0.21) per diluted share, on net revenues of $5.6 million for the first quarter of fiscal 2024. Gross margin was 54.7% compared to 62.6% in the prior year period and 54.9% in the preceding first quarter. The changes in gross margin were primarily due to changes in product mix sold in the three periods.

In the second quarter of fiscal 2024, sales to Nokia were $1.2 million, or 20.3% of net revenues compared to $1.2 million, or 13.6% of net revenues, in the same period a year ago and $1.9 million, or 33.5% of net revenues in the prior quarter. Military/defense sales were 34.8% of second quarter shipments compared to 22.4% of shipments in the comparable period a year ago and 33.8% of shipments in the prior quarter. SigmaQuad sales were 55.8% of second quarter shipments compared to 58.1% in the second quarter of fiscal 2023 and 58.6% in the prior quarter.

Total operating expenses in the second quarter of fiscal 2024 were $7.2 million, compared to $8.8 million in the second quarter of fiscal 2023 and $8.2 million in the prior quarter. Research and development expenses were $4.7 million, compared to $6.4 million in the prior year period and $5.2 million in the prior quarter. Selling, general and administrative expenses were $2.5 million in the quarter ended September 30, 2023, compared to $2.4 million in the prior year quarter, and $3.0 million in the previous quarter.

Second quarter fiscal 2024 operating loss was $(4.1 million) compared to $(3.2 million) in the prior year period and $(5.1 million) in the prior quarter. Second quarter fiscal 2024 net loss included interest and other income, net of $71,000 and a tax provision of $33,000, compared to interest and other income, net of $14,000 and a tax provision of $37,000, for the same period a year ago. In the preceding first quarter, net loss included interest and other income, net of $80,000 and a tax provision of $51,000.

Total second quarter pre-tax stock-based compensation expense was $676,000 compared to $661,000 in the comparable quarter a year ago and $820,000 in the prior quarter.

At September 30, 2023, the Company had $25.3 million in cash, cash equivalents and short-term investments, compared to $30.6 million in cash, cash equivalents, and short-term investments at March 31, 2023. Working capital was $28.8 million as of September 30, 2023, versus $34.7 million at March 31, 2023, with no debt. Stockholders’ equity as of September 30, 2023, was $45.4 million compared to $51.4 million as of the fiscal year ended March 31, 2023.

Conference Call

Management will conduct a conference call to review the Company's financial results for the second quarter of fiscal year 2024 and its current outlook for the third quarter of fiscal 2024 at 1:30 p.m. Pacific time (4:30 p.m. Eastern Time) today.

To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes prior to the above start time and provide Conference ID 13742035. The call will also be streamed live via the internet at www.gsitechnology.com.

A replay will be available from October 26, 2023 at 7:30 p.m. Eastern Time through November 2, 2023 at 11:59 p.m. Eastern Time by dialing toll free for the U.S. 1-844-512-2921 or international 1-412-317-6671 and entering pin number 13742035. A webcast of the call will be archived on the Company’s investor relations website under the Events and Presentations tab.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; GSI Technology’s ability to successfully implement its cost- reduction initiatives; the impact of GSI Technology’s cost-reduction initiatives on its business and operations and the failure to realize the anticipated benefits of its cost-reduction initiatives; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as rising interest rates, worldwide inflationary pressures, military conflicts, significant fluctuations in energy prices and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Contacts:

Investor Relations:

Hayden IR
Kim Rogers
385-831-7337
kim@haydenir.com

Media Relations:

Finn Partners for GSI Technology
Ricca Silverio
415-348-2724
gsi@finnpartners.com

Company:

GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2023	2023	2022	2023	2022

Net revenues	$5,708	$5,587	$8,953	$11,295	$17,862
Cost of goods sold	2,587	2,518	3,351	5,105	6,895

Gross profit	3,121	3,069	5,602	6,190	10,967

Operating expenses:

Research & development	4,691	5,204	6,395	9,895	13,014
Selling, general and administrative	2,523	3,004	2,412	5,527	5,100
Total operating expenses	7,214	8,208	8,807	15,422	18,114

Operating loss	(4,093)	(5,139)	(3,205)	(9,232)	(7,147)

Interest and other income, net	71	80	14	151	40

Loss before income taxes	(4,022)	(5,059)	(3,191)	(9,081)	(7,107)
Provision for income taxes	33	51	37	84	97
Net loss	($4,055)	($5,110)	($3,228)	($9,165)	($7,204)

Net loss per share, basic	($0.16)	($0.21)	($0.13)	($0.37)	($0.29)
Net loss per share, diluted	($0.16)	($0.21)	($0.13)	($0.37)	($0.29)

Weighted-average shares used in
computing per share amounts:

Basic	25,161	24,866	24,554	25,014	24,538
Diluted	25,161	24,866	24,554	25,014	24,538

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	Three Months Ended			Six Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2023	2023	2022	2023	2022

Cost of goods sold	$57	$67	$49	$124	$109
Research & development	369	386	390	755	741
Selling, general and administrative	250	367	222	617	449
	$676	$820	$661	$1,496	$1,299

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	Sept. 30, 2023	March 31, 2023
Cash and cash equivalents	$24,669	$27,212
Short-term investments	651	3,363
Accounts receivable	3,084	3,471
Inventory	5,577	6,415
Other current assets	1,258	1,414
Net property and equipment	7,060	7,423
Other assets	10,801	10,578
Total assets	$53,100	$59,876

Current liabilities	$6,402	$7,202
Long-term liabilities	1,333	1,302
Stockholders' equity	45,365	51,372
Total liabilities and stockholders' equity	$53,100	$59,876